Exhibit 10.1

Amendment No. 1 to Purchase and Sale Agreement
This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT, dated as of September 6, 2018 (this “Amendment”), is by and among OUTFRONT MEDIA LLC, a Delaware limited liability company, as originator (“Originator”) and as initial servicer (in such capacity, the “Servicer”) and OUTFRONT MEDIA RECEIVABLES LLC, a Delaware limited liability company, as buyer (the “Buyer”).
Preliminary Statements
1.The parties hereto are parties to that certain Purchase and Sale Agreement, dated as of June 30, 2017 (as amended, the “PSA”). Capitalized terms used and not otherwise defined herein shall have the meanings given to them in, or by reference in, the PSA.
2.    Concurrently herewith, the Buyer and the Servicer are entering into that certain Amendment No. 3 to Receivables Purchase Agreement, dated as of the date hereof (the “RPA Amendment”), among the Buyer, Servicer, Gotham Funding Corporation (“Gotham”), as a conduit purchaser, MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as committed purchaser, as group agent for the MUFG Group, and as the administrative agent (in such capacity, “the Administrative Agent”).
3.    The parties hereto desire to amend the PSA as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.    Amendments to the PSA. The PSA is hereby amended to incorporate the changes reflected in the conformed copy of the PSA attached hereto as Exhibit A.
SECTION 2.    Effectiveness. This Amendment shall become effective as of the date hereof, concurrently with the effectiveness of the RPA Amendment, upon the satisfaction of the following conditions precedent:
(a)    Execution of the Amendment. The Administrative Agent shall have received a counterpart of this Amendment duly executed by each of the parties hereto.
(b)    Execution of the Subordinated Note. The Administrative Agent shall have received a copy of an executed Subordinated Note issued to the Originator.
(c)    No Default. Both before and immediately after giving effect to this Amendment, the RPA Amendment, the Subordinated Note Financing Documents and the transactions contemplated hereby and thereby, no Event of Termination, Purchase and Sale Termination Event or Unmatured Event of Termination exists or shall.
(d)    Representations and Warranties True. The representations and warranties contained in the PSA and in this Amendment, as applicable, shall be true and correct in all material respects on and as of the date hereof as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.
SECTION 3.    Representations and Warranties. The Originator hereby represents and warrants to as follows:
(a)    Representations and Warranties. The representations and warranties made by the Originator in the PSA, this Amendment and the Subordinated Note Financing Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.
(b)    Enforceability. The Originator has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Amendment and the PSA, as amended hereby. This Amendment, the PSA, as amended hereby, the RPA Amendment and the Subordinated Note Financing Documents are the Originator’s legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(c)    No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby and thereby, no Event of Termination, Purchase and Sale Termination Event or Unmatured Event of Termination exists or shall exist.
SECTION 4.    Further Assurances. Each of the Buyer, the Servicer and the Originator hereby agrees to do, at Originator’s expense, all such things and execute all such documents and instruments as MUFG may reasonably consider necessary or desirable to give full effect to the transactions contemplated by this Amendment and the documents, instruments and agreements executed in connection herewith.
SECTION 5.    Reference to and Effect on the PSA and the Transaction Documents.
(a)    Each reference in the PSA to “this Agreement” or “the Agreement” shall mean the PSA as amended by this Amendment, and as hereafter amended or restated. Except as herein expressly amended, the PSA is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.
(b)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of, or amendment to, any right, power or remedy of the Buyer, MUFG, Gotham or Administrative Agent under, or constitute a waiver of or amendment to any other provision of, the PSA or any other Transaction Document.
(c)    To the extent that the consent of any party hereto, in any capacity, is required under any Transaction Document or any other agreement entered into in connection with any

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Transaction Document with respect to any of the amendments set forth herein, such party hereby grants such consent.
SECTION 6.    Transaction Document. This Amendment shall be a Transaction Document.
SECTION 7.    GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
SECTION 8.    Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 9.    Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

SECTION 11.    Consent. Reference is hereby made to Section 7(f)(i) of the Subordinated Note (such provision, the “Anti-Assignability Provision”). Notwithstanding the Anti-Assignability Provision, the Administrative Agent hereby consents to the Adverse Claims of the Subordinated Note Financier in the Subordinated Note that arise pursuant to any Subordinated Note Financing Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OUTFRONT MEDIA LLC,
as Originator and as Servicer
By:        /s/ Jonathan D. Karabas
Name:    Jonathan D. Karabas
Title:    Treasurer

OUTFRONT MEDIA RECEIVABLES LLC,
as Buyer

By:     /s/ Jonathan D. Karabas
Name:    Jonathan D. Karabas
Title:    Treasurer

S-1    Amendment No. 1 to PSA

EXHIBIT A

(Attached)

Exhibit A

EXHIBIT A to Amendment No. 1, dated as of September 6, 2018

PURCHASE AND SALE AGREEMENT
dated as of June 30, 2017
between
OUTFRONT MEDIA LLC,
as Originator and as Servicer,
and
OUTFRONT MEDIA RECEIVABLES LLC,
as Buyer

- i-

TABLE OF CONTENTS
(continued)

		Page
SECTION 8.13	No Recourse Against Other Parties	30
SECTION 8.14	Grant of Security Interest	30
SECTION 8.15	Binding Terms in Other Transaction Documents	31
SECTION 8.16	Severability	31

ANNEX 1        UCC Details Schedule
ANNEX 2        Notice Information
EXHIBIT 2.2        Form of Note
EXHIBIT 2.5        Form of Purchase Report

- ii-

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT dated as of June 30, 2017 (this “Agreement”) is among OUTFRONT MEDIA LLC, a Delaware limited liability company (“Media LLC”), as originator (in such capacity, the “Originator”) and as initial servicer (in such capacity, the “Servicer”), and OUTFRONT MEDIA RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND RELATED MATTERS
SECTION 1.1    Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) the Receivables Purchase Agreement dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Purchase Agreement”) among Buyer, as Seller, Servicer, the Persons from time to time party thereto as Purchasers and Group Agents and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as Administrative Agent, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:
“Aggregate Originator Purchase Price” has the meaning given in Section 2.5(b).
“Buyer’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Unpaid Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of the Subordinated Note at such time, plus (E) the aggregate accrued and unpaid interest on the Subordinated Note at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.
“Deferred Payment” has the meaning given in Section 2.2.
“Purchase and Sale Termination Date” means, the date that Receivables and Related Assets cease being sold or contributed, as applicable, to the Buyer under this Agreement pursuant to Article VI of this Agreement.
“Purchase and Sale Termination Event” means the occurrence of any of the following events or occurrences:
(a)    the Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for three (3) Business Days;
(b)    any representation or warranty made or deemed to be made by the Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, that no breach of a representation or warranty set forth in Section 4.2(a), (c), (k) or (q) shall constitute a Purchase and Sale Termination Event pursuant to this clause (b) if a Deemed Collection Payment has been made in accordance with Section 3.2 with respect to such breach;
(c)    the Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue unremedied for thirty (30) days after a Responsible Officer of the Originator becomes aware of such failure; or
(d)    an Event of Bankruptcy shall have occurred with respect to the Originator.
“Purchase Price” has the meaning given in Section 2.3(a).
“Purchase Report” has the meaning given in Section 2.5.
“Related Assets” means (a) all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) all Records (but excluding any obligations or liabilities under the Contracts), (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security, (d) all rights and remedies of the Originator under any Transaction Documents and any other rights or assets pledged, sold or otherwise transferred to Buyer hereunder, and (e) all products and proceeds of any of the foregoing.
“Required Capital Amount” means $5,000,000.
“Subordinated Note” has the meaning given in Section 2.2.
SECTION 1.2    Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.02 of the Receivables Purchase Agreement.
ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE
SECTION 2.1    Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, the Originator hereby sells or contributes, as applicable, to Buyer, and Buyer hereby purchases or acquires from the Originator, as applicable, all of the Originator’s right, title and interest in, to and under the Receivables and the Related Assets, in each case whether now existing or hereafter arising, acquired, or originated.
SECTION 2.2    Timing of Purchases. All of the Receivables existing at the opening of the Originator’s business on the Closing Date are hereby sold or contributed, as applicable, to Buyer on such date in accordance with the terms hereof. All of the Receivables originated by the Originator on any date after the Closing Date until the Purchase and Sale Termination Date shall be sold or contributed, as applicable, to Buyer on such date in accordance with the terms hereof.

Buyer shall pay to the Originator on the date of such sale the applicable cash Purchase Price for the Receivables sold to Buyer in immediately available funds; provided, however, to the extent that Buyer does not have funds available to pay the Purchase Price due on the sale date in cash (such cash insufficiency being a “Deferred Payment”), such Deferred Payment shall be deemed to have been funded by the Originator through either (i) an advance under the Subordinated Note, subject to the limitation in Section 2.3(e) below or (ii) as a capital contribution, subject to the limitations in Section 2.3(d) below. On and after the Closing Date until the Purchase and Sale Termination Date, each Receivable shall be deemed to have been sold or contributed to Buyer immediately (and without further action by any Person) upon the creation or acquisition of such Receivable by the Originator or on the Closing Date in the case of the sale or contribution on such date. The Related Assets with respect to each Receivable shall be sold or contributed at the same time as such Receivable, whether such Related Assets exist at such time or arise, are acquired or are originated thereafter.
Buyer has executed and delivered in the form attached to this Agreement as Exhibit 2.2, a subordinated promissory note (the “Subordinated Note”) to the Originator. Effective as of the Amendment Date and pursuant to the Exchange Agreement, a portion of the Originator’s capital in Buyer is being converted to Debt by way of increasing the outstanding principal balance of the Subordinated Note. On the Amendment Date and after giving effect to the Exchange Agreement, the aggregate outstanding principal balance of the Subordinated Note will be $75,000,000.
SECTION 2.3    Purchase Price. (a) The purchase price (“Purchase Price”) for the Receivables and the Related Assets shall equal the fair market value of the Receivables and the Related Assets (taking into account a discount for the time value of money, historic and expected losses and the Originator’s obligations pursuant to Section 3.2) as agreed by the Originator and Buyer at the time of purchase or acquisition.
(b)    On the Closing Date, the Originator shall contribute Receivables and the Related Assets to Buyer as a capital contribution in the amount set forth in a written notice on the date thereof from the Originator to Buyer and Administrative Agent.
(c)    On each date of sale or contribution, on the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to the Originator the Purchase Price for the Receivables and the Related Assets generated on such day by transfer of funds, to the extent that Buyer has funds available for that purpose after satisfying Buyer’s obligations under the Receivables Purchase Agreement.
(d)    To the extent Buyer does not have funds available to pay the Purchase Price due on any day in cash, Buyer may, in its sole discretion, increase the principal amount of the Subordinated Note payable to the Originator by an amount up to the lesser of (x) the principal amount of such Deferred Payment and (y) the maximum amount that could be added to the principal amount of the Subordinated Note at such time without rendering Buyer’s Net Worth less than the Required Capital Amount. The Originator is hereby authorized by Buyer to note in its records the date and amount of each advance under its Subordinated Note, as well as the date of each payment with respect thereto, provided that the failure to update such records shall not affect any obligation of Buyer thereunder.

(e)    To the extent any portion of the Purchase Price due on any day remains unpaid after giving effect to the above, the Originator shall treat the related Receivables and Related Assets allocable to such portion of the remaining Deferred Payment to have been transferred by the Originator to Buyer as a capital contribution, in return for an increase in the value of the equity interest in Buyer held by the Originator.
(f)    In addition to contributions of Receivables and Related Assets by the Originator to Buyer hereunder, the Originator may also, at its option in its sole discretion, contribute cash to Buyer in return for an increase in the value of the equity interest in Buyer held by the Originator. Servicer shall evidence the Originator’s election to treat all or any portion of the Receivables and Related Assets as a capital contribution by recording it as such on the books and records of Buyer as maintained by the Servicer, and no further notice or acceptance of any such contribution shall be necessary. The Originator, Servicer and Buyer shall each record on its respective books and records any capital contribution made by the Originator to Buyer promptly following its occurrence.
SECTION 2.4    No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the sale or contribution, as applicable, of Receivables and Related Assets under this Agreement shall be without recourse to the Originator. The Originator and Buyer intend the transactions hereunder to constitute absolute and irrevocable true sales or valid contributions of Receivables and the Related Assets by the Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables and Related Assets (such that the Receivables and the Related Assets (other than those repurchased by the Originator pursuant to the terms hereof) would not be property of the Originator’s estate in the event of the Originator’s bankruptcy).
None of Buyer, Administrative Agent, the Purchaser Parties or the other Affected Persons shall have any obligation or liability under any Receivables or Related Assets, nor shall Buyer, Administrative Agent, any Purchaser Party or the other Affected Persons have any obligation or liability to any Obligor or other customer or client of the Originator (including any obligation to perform any of the obligations of the Originator under any Receivables or Related Assets) or to Servicer.
SECTION 2.5    Purchase Report. On each date when an Information Package is due to be delivered under the Receivables Purchase Agreement, the Servicer shall deliver to the Buyer, the Administrative Agent and the Originator a report in substantially the form of Exhibit 2.5 (each such report being herein called a “Purchase Report”) setting forth, among other things:
(a)    the aggregate initial Unpaid Balance of all Receivables which were sold or contributed by the Originator to the Buyer during the most recently ended Settlement Period;
(b)    the aggregate Purchase Price for all Receivables which were sold or contributed by the Originator to the Buyer during the most recently ended Settlement Period (such aggregate Purchase Price with respect to a Settlement Period, an “Aggregate Originator Purchase Price”);

(c)    the portion, if any, of the Aggregate Originator Purchase Price for the most recently ended Settlement Period that was paid in cash during such Settlement Period;
(d)    the portion, if any, of the Aggregate Originator Purchase Price for the most recently ended Settlement Period that was paid in the form of an increase in the principal amount of the Subordinated Note during such Settlement Period;
(e)    the portion, if any, of the Aggregate Originator Purchase Price for the most recently ended Settlement Period that was paid in the form of a capital contribution by the Originator to Buyer during such Settlement Period;
(f)    the Buyer’s Net Worth as of the Cut-Off Date of the most recently ended Settlement Period;
(g)    the aggregate amount by which the principal balance of the Subordinated Note was repaid during the most recently ended Settlement Period; and
(h)    the aggregate outstanding principal amount of the Subordinated Note as of the Cut-Off Date of the most recently ended Settlement Period.
ARTICLE III
ADMINISTRATION AND COLLECTION
SECTION 3.1    Media LLC to Act as Servicer; Contracts. (a) Media LLC shall be responsible for the servicing, administration and collection of the Receivables and the Related Assets for the benefit of Buyer and for the benefit of Administrative Agent (as Buyer’s assignee) on behalf of the Purchaser Parties, all on the terms set out in (and subject to any rights to terminate Media LLC as Servicer and appoint a successor Servicer pursuant to) the Receivables Purchase Agreement.
(b)    The Originator shall reasonably cooperate with Buyer and Servicer in collecting amounts due from Obligors in respect of the Receivables.
(c)    Buyer and the Originator hereby grant to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Buyer or the Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by Buyer or the Originator or transmitted or received by Buyer (whether or not from the Originator) or the Originator in connection with any Receivable and any Related Assets (including under the related Records).
(d)    The Originator hereby grants to Buyer and to Administrative Agent, as assignee of Buyer, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Buyer or the Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the

Receivables or other right of any kind held or transmitted by Buyer or the Originator or transmitted or received by Buyer (whether or not from the Originator) or the Originator in connection with any Receivable and any Related Assets (including under the related Records); provided, however, the rights granted in this Section 3.1(d) may only be exercised by the Administrative Agent during the continuance of a Purchase and Sale Termination Event or Event of Termination.
(e)    The Originator shall perform all of its obligations under the Records to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of Buyer, Servicer, Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Purchase Agreement shall not relieve the Originator from such obligations.
SECTION 3.2    Deemed Collections. (a) If on any day:
(i)    the Unpaid Balance of any Receivable originated by the Originator is: (A) reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Originator or any Affiliate of the Originator, or any setoff, counterclaim or dispute between the Originator or any Affiliate of the Originator, and an Obligor, in each case other than with respect to the credit-worthiness of any related Obligor, (B) less than the amount included in calculating the Net Pool Balance for purposes of any Information Package (for any reason other than such Receivable becoming a Defaulted Receivable or due to the application of Collections received with respect to such Receivable), or (C) extended, amended or otherwise modified or waived or any payment term or condition of any related Contract is amended, modified or waived (except as expressly permitted under Section 9.02(a) of the Receivables Purchase Agreement); or
(ii)    any of the representations or warranties of the Originator set forth in Section 4.2(a), (c), (k) or (q) were untrue when made with respect to any Receivable originated by the Originator or as a result of any action or inaction of the Originator (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) are no longer true with respect to any Receivable originated by the Originator, in each case, as determined by the Administrative Agent and notified to the Originator;
then, on such day, the Originator shall be deemed to have received a Collection of such Receivable:
(1)    in the case of clauses (i)(A) or (B) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Receivable in calculating such Net Pool Balance or, in the case of clause (i)(C) above, in the amount that such extension, amendment, modification or waiver affects the Unpaid Balance of the related Receivable in the sole determination of Buyer or the Administrative Agent, as its assignee; or
(2)    in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of the Originator were or became untrue.
Collections deemed received by the Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”.
(b)    Not later than the second Business Day after the Originator is deemed to have received a Deemed Collection, it shall transfer to a Lock-Box Account immediately available funds in the amount of such Deemed Collections.
(c)    If a Deemed Collection payment is made with respect to a Receivable in the amount of the Unpaid Balance thereof (as determined immediately prior to the applicable event), and the credit for such reduction has been applied pursuant to Section 3.2(b), Buyer shall automatically be deemed to have reconveyed such Receivable to the Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by Buyer.
SECTION 3.3    Actions Evidencing Purchases. (a) On or prior to the Closing Date, the Originator (or Servicer, on behalf of the Originator) shall mark its records evidencing Receivables and Contracts in a form acceptable to Buyer, evidencing that the Receivables originated by the Originator have been transferred in accordance with this Agreement, and none of the Originator or Servicer shall change or remove such mark without the consent of Buyer and the Administrative Agent, as its assignee. In addition, the Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Buyer or the Administrative Agent, as its assignee may request in order to perfect, protect or more fully evidence the purchases, sales and contributions hereunder, or to enable Buyer or the Administrative Agent, as its assignee to exercise or enforce any of their respective rights with respect to the Receivables and the Related Assets. Without limiting the generality of the foregoing, the Originator will upon the request of Buyer or its designee: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect the interests of Buyer and the Administrative Agent, as its assignee in the Receivables originated by the Originator and the Related Assets; and (ii) if an Event of Termination has occurred and is continuing, mark its master data processing records that evidence or list such Receivables and related Contracts with a legend, acceptable to Buyer and the Administrative Agent, as its assignee, evidencing that the related Receivables have been sold or contributed in accordance with this Agreement.
(b)    The Originator hereby authorizes Buyer or its designee (i) to file in the name of the Originator one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables originated by the Originator and the Related Assets now existing or hereafter arising and (ii) to the extent permitted by the Receivables Purchase Agreement, to notify Obligors of the assignment of the Receivables originated by the Originator and the Related Assets.
(c)    Without limiting the generality of Section 3.3(a), the Originator shall: authorize and deliver and file or cause to be filed appropriate continuation statements, not earlier than six months and not later than one month prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.
SECTION 3.4    Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it shall be applied as specified in writing or otherwise by such Obligor or as required by Applicable Law or by the underlying Contract. If the manner of application of any such payment is not specified by the related Obligor and is not required by Applicable Law or by the underlying Contract, such payment shall, unless Buyer instructs otherwise, be applied: first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.1    Mutual Representations and Warranties. The Originator represents and warrants to Buyer, and Buyer represents and warrants to the Originator, as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:
(a)    Organization and Good Standing. It has been duly organized in, and is validly existing as a limited liability company in good standing under the Applicable Laws of its jurisdiction of organization, with all requisite power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Due Qualification. It is in good standing in the State of Delaware and has obtained all necessary licenses, approvals and qualifications, if any, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, (C) with respect to the Originator, sell, assign or contribute the Receivables and the Related Assets on the terms and conditions herein provided, (D) with respect to the Originator, grant a security interest in the Receivables on the terms and conditions herein provided, and (E) with respect to Buyer, purchase, acquire and own the Receivables and the Related Assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity.
(d)    Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Violation. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party will not (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or limited liability company agreement, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, where such conflict, breach or default would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (ii) result in the creation or imposition of any Adverse Claim (other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents) upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or (iii) violate any Applicable Law applicable to it or any of its properties where such violation of Applicable Law would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(f)    No Proceedings. There are no actions, suits, proceedings, claims, disputes or investigations pending, or to its knowledge threatened in writing, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the sale, assignment or contribution, as applicable, of any Receivables and Related Assets or the consummation of the purposes of this Agreement or of any of the other Transaction Documents to which it is a party, or (iii) seeking any determination or ruling that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(g)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article VI of the Receivables Purchase Agreement,

all of which, at the time required in Article VI of the Receivables Purchase Agreement, shall have been duly made and shall be in full force and effect and any filings required under applicable securities laws.
(h)    Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to its knowledge threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against it or its properties that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(i)    Ordinary Course of Business. Each remittance of Collections on the Receivables transferred by the Originator to Buyer under this Agreement or pursuant to the Transaction Documents will have been (i) in payment of a debt incurred by the Originator in the ordinary course of business or financial affairs of the Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of the Originator and the Buyer.
SECTION 4.2    Additional Representations and Warranties of the Originator. The Originator represents and warrants to Buyer as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:
(a)    Valid Sale. This Agreement constitutes an absolute and irrevocable valid sale, transfer and assignment or contribution, as applicable, of the Receivables originated by the Originator and the Related Assets to Buyer free and clear of any Adverse Claim (other than Permitted Adverse Claims), or alternatively the granting of a valid security interest in the Receivables originated by the Originator and the Related Assets to Buyer, enforceable against creditors of, and purchasers from, the Originator.
(b)    Use of Proceeds. The use of all funds obtained by the Originator under this Agreement will not contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.
(c)    Quality of Title. At the time of its sale or contribution to Buyer hereunder, each Receivable originated by the Originator, together with the Related Assets, is owned by it free and clear of any Adverse Claim other than Permitted Adverse Claims; when Buyer purchases or acquires by contribution such Receivable and Related Assets and all Collections and proceeds if any of the foregoing, Buyer shall have acquired for fair consideration and reasonably equivalent value, all right, title and interest of the Originator thereto (and the Originator represents and warrants that it has taken all steps under the UCC necessary to perfect the transfer of such ownership interest in such assets), free and clear of any Adverse Claim other than Permitted Adverse Claims; and no valid effective financing statement or other instrument similar in effect covering any Receivable, any interest therein, and the Related Assets is on file in any recording office, except such as may be filed (i) in favor of Buyer in accordance with any Transaction Document (and assigned to Administrative Agent) or (ii) in favor of Administrative Agent in accordance with the Receivables Purchase Agreement or any Transaction Document.

(d)    Accurate Reports. No Information Package or any other information, exhibit, financial statement, document, book, record or report furnished by or on behalf of the Originator or any of its Affiliates to Buyer, Administrative Agent or any other Secured Party in connection with this Agreement or any other Transaction Document: (i) was untrue or inaccurate in any material respect as of the date it was dated or (except as otherwise disclosed in writing to Administrative Agent, Buyer, or such Secured Party at such time) as of the date so furnished; or (ii) when taken as a whole, contained when furnished any material misstatement of fact or omitted, to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made not materially misleading; provided, however, that, with respect to projected or pro forma financial information and information of a general economic or industry specific nature, the Originator represents only that such information has been prepared in good faith based on assumptions believed by the Originator to be reasonable at the time of preparation.
(e)    UCC Details. The Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business are specified in Annex 1 and the offices where the Originator keeps all its Records are specified in Annex 1 (or at such other locations, notified to Administrative Agent and Buyer in accordance with Section 7.01(l) or 8.01(f) of the Receivables Purchase Agreement), in jurisdictions where all actions required under Section 9.06 of the Receivables Purchase Agreement has been taken and completed. Except as described in Annex 1, the Originator has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and the Originator has never changed the location of its chief executive office or its true legal name, identity or corporate structure. The Originator is organized only in a single jurisdiction.
(f)    Lock-Box Accounts. The names and addresses of all of the Lock‑Box Banks, together with the account numbers of the Lock‑Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Receivables Purchase Agreement (or have been notified to and approved by the Administrative Agent in accordance with Section 8.03(d) of the Receivables Purchase Agreement).
(g)    Tax Status. The Originator (i) has timely filed all federal, state and local tax returns required to be filed by it and (ii) has paid or caused to be paid all taxes and assessments due pursuant to such returns or received by it, respectively, other than taxes and assessments contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Adverse Claim (other than a Permitted Adverse Claim) exists, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)    Servicing Programs. No license or approval is required for Servicer’s or Buyer’s use of any software or other computer program used by the Originator or any Sub-

Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.
(i)    Credit and Collection Policies. The Originator has complied with the Credit and Collection Policies in all material respects, and such policies have not changed in any material respect since the Closing Date except as permitted under Section 5.3(g).
(j)    Compliance with Applicable Law. The Originator has complied with all Applicable Law, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(k)    Eligible Receivables. Each Receivable was an Eligible Receivable on the date of any sale or contribution hereunder, unless otherwise specified in the first Information Package that includes such Receivable.
(l)    Adverse Change. (i) Since December 31, 2016, there has been no event or occurrence that has caused, or would reasonably be expected to cause, a Material Adverse Effect.
(m)    Financial Condition. All financial statements of Parent and its consolidated Subsidiaries delivered pursuant to Section 8.05(a) of the Receivables Purchase Agreement were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of quarterly financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes.
(n)    Investment Company Act. The Originator is not required to register as an “investment company” under (and as defined in) the Investment Company Act.
(o)    ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Originator and its respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Pension Plan; (iii) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA already paid or not yet due; (iv) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.

(p)    No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from the sale, transfer and assignment or contribution of the Receivables originated by the Originator, that constitutes or would reasonably be expected to constitute an Event of Termination or Unmatured Event of Termination.
(q)    No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.
(r)    Solvent. The Originator is Solvent.
(s)    Reliance on Separate Legal Identity. The Originator hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Originator’s identity as a legal entity separate from the Buyer.
(t)    Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of the Originator that are designed to achieve compliance by the Originator and its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions giving due regard to the nature of such Person’s business and activities, and the Originator, its Subsidiaries and their respective officers and employees and, to the knowledge of the Originator, its officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.
(u)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. (i) None of the Originator or any of its Subsidiaries or, to the knowledge of the Originator, any of its directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (ii) none of  the Originator or any of its Subsidiaries is organized or resident in a Sanctioned Country and (iii) the Originator has not violated, been found in violation of or is under investigation by any Governmental Authority for possible violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(v)    Proceeds. No sale or contribution of Receivables or use of proceeds thereof by the Originator in any manner will violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.
(w)    Opinions. The facts regarding the Originator, the Receivables, the Related Assets, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x)    Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar law.
ARTICLE V

GENERAL COVENANTS
SECTION 5.1    Mutual Covenants. At all times prior to the Final Payout Date, Buyer and the Originator shall:
(a)    Compliance with Applicable Laws, Etc. Comply with all Applicable Laws with respect to it, the Receivables and each of the related Contracts, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign organization in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of Buyer as a legal entity separate and apart from Media LLC and any Affiliate of Media LLC, including complying with (and causing to be true and correct), in all material respects, each of the facts and assumptions contained in the legal opinions of counsel delivered in connection with this Agreement and the other Transaction Documents regarding “true” sale and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions), and (ii) not take any actions inconsistent in any material respect with the terms of Section 8.08 of the Receivables Purchase Agreement or Buyer’s limited liability company agreement.
Media LLC may issue consolidated financial statements that include Buyer, but such financial statements shall contain a footnote to the effect that the Receivables and Related Assets of Buyer are not available to creditors of Media LLC. If the Originator provides Records relating to Receivables to any creditor of the Originator, the Originator shall also provide to such creditor a notice indicating that (A) such Receivables have been conveyed to the Buyer and sold to the Administrative Agent in accordance with the Transaction Documents and (B) the Collections relating to such Receivables are held in trust pursuant to Section 4.01 of the Receivables Purchase Agreement. The Originator shall cause its financial statements to disclose the separateness of Buyer and that the Receivables originated by the Originator are owned by Buyer and are not available to creditors of the Originator or of its Affiliates.
SECTION 5.2    Additional Covenants of the Originator. At all times prior to the Final Payout Date, the Originator shall:

(a)    Inspections. (i) From time to time, upon reasonable notice from Buyer or Administrative Agent, as applicable, and at reasonable times during regular business hours, permit Buyer, Administrative Agent, each Group Agent, Liquidity Agent, any Program Support Provider and any of their respective representatives including certified public accountants or other auditors or consultants acceptable to Administrative Agent, such Group Agent, Liquidity Agent, any Program Support Provider or Buyer, as applicable (the reasonable out-of-pocket costs and expenses thereof to be reimbursed by the Originator), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Originator or its Affiliates or agents, and (B) to visit the offices and properties of the Originator or its agents or Affiliates for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Receivables originated by the Originator or the Originator’s performance hereunder with any of the officers of the Originator or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent or the Buyer at any time an Event of Termination shall have occurred that has not been waived in accordance with this Agreement, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent to conduct, at the Originator’s expense, a review of Originator’s books and records relating to Pool Receivables; provided that, unless an Event of Termination shall have occurred that has not been waived in accordance with the Receivables Purchase Agreement at the time any such audit/inspection is requested, the Originator shall only be required to reimburse any Person for costs and expenses related to one such audit/inspection during any calendar year (excluding any audits/inspections requested by Buyer).
(b)    Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Receivables and Related Assets in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to Servicer), all documents, books, records and other information necessary or advisable for the collection of all Receivables and Related Assets (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with the Receivables Purchase Agreement, upon the request of the Administrative Agent or Buyer, deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.
(c)    Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the

Receivables, unless the Originator or the Servicer makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2.
(d)    Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the Originator referred to in Annex 1 or, upon thirty (30) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 of the Receivables Purchase Agreement shall have been taken and completed.
(e)    Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Receivable originated by the Originator and the Related Assets.
(f)    Collections. Instruct all Obligors to cause all Collections of Receivables and Related Assets to be deposited directly in a Lock-Box Account covered by an effective Lock-Box Agreement. In the event the Originator, the Servicer or any of their respective Affiliates otherwise receives any Collections, such Person will deposit such Collections in a Lock-Box Account covered by an effective Lock-Box Agreement within two (2) Business Days of such receipt thereof. In the event that any funds other than Collections are deposited into any Lock-Box Account, the Buyer (or the Servicer on its behalf) shall within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Originator shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections of Receivables received from time to time, (ii) on a daily basis identify Subject Collections received from time to time and the Subject Receivable to which each portion of Subject Collections relates and (iii) segregate within two (2) Business Days Collections of Receivables from Subject Collections and other property of the Servicer, the Originator and their respective Affiliates other than the Buyer.
(g)    Agreed Upon Procedures. Reasonably cooperate with Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Sections 8.02(f) and 8.05(g) of the Receivables Purchase Agreement.
(h)    Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to each Receivable originated by the Originator in accordance with its Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Receivable.
(i)    Federal Assignment of Claims Act. If reasonably requested by the Administrative Agent, prepare and make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(j)    Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.
(k)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Ensure that policies and procedures are maintained and enforced by or on behalf of the Originator that are designed to promote and achieve compliance by the Originator and each of its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.
SECTION 5.3    Reporting Requirements. From the date hereof until the Final Payout Date, the Originator will furnish to Buyer and to Administrative Agent each of the following:
(a)    Quarterly Financial Statements. (i) Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter and the related (A) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and (B) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(ii)    Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of the Credit Agreement; or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) (an “Accounting Opinion”).

Notwithstanding the foregoing, the obligations in clauses (i) and (ii) of this Section 5.3(a) may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing Parent’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q filed with the SEC and, to the extent not included in the relevant 10-K, a related Accounting Opinion.
Documents required to be delivered pursuant to Section 5.3 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent (or any direct or indirect parent of Parent) posts such documents, or provides a link thereto, at the following website: www.outfrontmedia.com, to which each Group Agent and the Administrative Agent have access; or (ii) on which such documents are posted on Parent’s behalf on IntraLinks/IntraAgency or another relevant website (including without limitation the EDGAR website of the SEC), if any, to which each Group Agent and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
(b)    Financial Statements and Other Information. The Originator shall furnish (or caused to be furnished) to Administrative Agent:
(i)    promptly after the same become publicly available, copies of all proxy statements, financial statements and regular or special reports which the Parent sends generally to its stockholders;
(ii)    promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Buyer, the Administrative Agent or any Group Agent, copies of the same;
(iii)    promptly following a request therefor, any documentation or other information (including with respect to any Outfront Party) that Buyer, Administrative Agent or any Group Agent reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti money laundering rules and regulations, including the PATRIOT Act; and
(iv)    from time to time such further information regarding the business, affairs and financial condition of the Outfront Parties as Buyer or Administrative Agent shall reasonably request.
(c)    ERISA. Promptly after the Originator becomes aware of the occurrence of any ERISA Event, a notice indicating that such event has occurred, accompanied by a written statement of a Responsible Officer of Originator setting forth details of the occurrence referred to therein and stating what action it proposes to take with respect thereto.
(d)    Events of Termination. Notice of the occurrence of any Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Financial Officer of the Originator setting forth details of such event and the action that the Originator proposes to take with respect thereto, such notice to be provided promptly (but not later than one (1) Business Day) after the Originator obtains knowledge of any such event.

(e)    Servicing Programs. If the Servicer is not Media LLC (or an Affiliate of Media LLC) or if any Event of Termination has occurred that has not been waived in accordance with the terms of the Receivables Purchase Agreement and a license or approval is required for Buyer or such successor Servicer’s use of any software or other computer program used by such Servicer (or its Affiliate) in the servicing of the Receivables, then the Originator shall at its own expense arrange for Buyer and such successor Servicer to receive any such required license or approval.
(f)    Litigation. As soon as possible, and in any event within two (2) Business Days after the Originator obtains knowledge thereof, notice of (i) any litigation, investigation or proceeding initiated against the Originator which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any material adverse development in any such litigation previously disclosed by it.
(g)    Change in Credit and Collection Policies or Business. At least thirty (30) days prior to (i) the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s, Administrative Agent’s and Majority Group Agent’s consent thereto and (ii) any change in the character of the Originator’s business that has or would, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the Originator to perform its obligations hereunder or otherwise have a Material Adverse Effect or that would prevent the Originator from conducting its business operations relating to the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting Buyer’s, Administrative Agent’s and Majority Group Agent’s consent thereto.
(h)    Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Originator as Administrative Agent or Buyer may from time to time reasonably request in order to protect the interests of Buyer, Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.
SECTION 5.4    Negative Covenants of the Originator. From the date hereof until the Final Payout Date, the Originator shall not, without the prior written consent of Administrative Agent and Buyer, do or permit to occur any act or circumstance that it has covenanted not to do in any Transaction Document to which it is a party in any capacity, or:
(a)    Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein or in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than a Permitted

Adverse Claim) upon or with respect to (i) any Receivable or Related Contract or any Related Asset, or any interest therein, or any proceeds of the foregoing, or any Lock‑Box Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or (ii) any Capital Stock of the Buyer.
(b)    Extension or Amendment of Receivables. Except as permitted under Section 9.02(a) of the Receivables Purchase Agreement, extend, amend or otherwise modify the payment terms of any Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of such Receivable is made in connection therewith.
(c)    Change in Credit and Collection Policies or Business. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies that would be reasonably likely to materially adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables without the prior written consent of the Buyer and Administrative Agent, (ii) make any change in the character of its business that would have or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in either case, without the prior written consent of Buyer and Administrative Agent or (iii) amend, waive or otherwise modify any other Transaction Document to which it is a party, in any capacity, or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of Administrative Agent and the Majority Group Agent.
(d)    Change in Lock-Box Banks. (i) Add any bank or lock-box account not listed on Schedule II to the Receivables Purchase Agreement as a Lock-Box Bank or Lock-Box Account unless Administrative Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) terminate any Lock-Box Bank, Lock-Box Agreement or related Lock-Box Account without the prior written consent of Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-Box Bank or Lock-Box Account will, upon termination of such Lock-Box Bank or Lock-Box Account and at all times thereafter, be deposited in a Lock-Box Account with another Lock-Box Bank covered by a Lock-Box Agreement or (iii) amend, supplement or otherwise modify any Lock-Box Agreement without the prior written consent of Buyer and Administrative Agent.
(e)    Mergers, Sales, Etc. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets as an entirety to any Person, unless in the case of any merger or consolidation (i) the Originator shall be the surviving entity and (A) no Change in Control shall result and (B) no Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result therefrom or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to Buyer,

Administrative Agent and each Group Agent an agreement, in form and substance reasonably satisfactory to Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of the Originator under this Agreement, (C) no Change in Control shall result, (D) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, (E) no Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result therefrom and (F) Administrative Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.
(f)    Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account or lock-box account (or related lock-box, if applicable) other than a Lock-Box Account covered by a Lock-Box Agreement or (ii) permit funds other than Collections and Subject Collections to be deposited into any Lock-Box Account.
Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, if a Triggering Event has occurred and is continuing:
(i)    on each Business Day, the Originator shall provide such information with respect to Subject Collections deposited into each Lock-Box Account as reasonably requested by the Administrative Agent;
(ii)    within two (2) Business Days the Originator shall instruct or cause the Servicer to instruct the obligor of each Subject Receivable to cease remitting payments with respect to all Subject Receivables to any Lock-Box Account and to instead remit payments with respect thereto to any other account (other than a Lock-Box Account) from time to time identified to such obligor;
(iii)    the Originator shall immediately take or cause to be taken all other actions necessary to ensure that no Subject Collections are deposited into any Lock-Box Account; and
(iv)    the Originator shall no longer commingle or permit the Servicer or any other Person to commingle Collections with any Subject Collections.
(g)    Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect Buyer’s or Administrative Agent’s interests hereunder and under the Receivables Purchase Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (i) no Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result immediately after giving effect thereto, (ii) no Change in Control shall result, (iii) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Administrative Agent, that its obligations under the Performance Guaranty shall apply to the new entity and (iv) Administrative Agent and Buyer have received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements. The Originator shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America in which Article 9 of the UCC is in effect.
(h)    Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Receivable, together with the Related Assets, not to be owned by it free and clear of any Adverse Claim (other than Permitted Adverse Claims); or take any action that could reasonably be expected to cause Administrative Agent not to have a valid ownership interest or first priority perfected security interest in the Receivables and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Assets (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim (other than a Permitted Adverse Claim); or suffer the existence of any valid and effective financing statement or other instrument similar in effect covering any Receivable or any Related Asset on file in any recording office except such as may be filed (i) in favor of Buyer in accordance with any Transaction Document or (ii) in favor of Administrative Agent in accordance with this Agreement or any Transaction Document or take any action that could reasonably be expected to cause Administrative Agent not to have a valid first priority perfected security interest (subject to any Permitted Adverse Claim) in each Lock-Box Account and all amounts or instruments on deposit or credited therein from time to time.
(i)    Buyer’s Tax Status. Take or cause any action to be taken that could result in the Buyer becoming treated other than as a disregarded entity within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes without the consent of the Administrative Agent.
(j)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Use or permit Performance Guarantor or its or Performance Guarantor’s Subsidiaries or their respective directors, officers, employees or agents to use, the proceeds of any sale or contribution of Receivables originated by the Originator (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Affected Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(k)    Evading and Avoiding. Engage in, or permit Performance Guarantor or any of its or Performance Guarantor’s Subsidiaries or any director, officer, employee, agent or other Person acting on behalf of the Originator or any of its Subsidiaries in any capacity in connection with or directly benefitting from this Agreement to engage in, or conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
ARTICLE VI
TERMINATION OF PURCHASES
SECTION 6.1    Voluntary Termination. Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the sale and contribution of Receivables and Related Assets pursuant to this Agreement may be terminated by the Buyer, with the prior written consent of the Administrative Agent, at any time when the Aggregate Capital is equal to zero.
SECTION 6.2    Automatic Termination. The sale or contribution by the Originator of Receivables and Related Assets pursuant to this Agreement shall automatically terminate if an Event of Bankruptcy shall have occurred and remain continuing with respect to the Originator or Buyer.
ARTICLE VII

INDEMNIFICATION
SECTION 7.1    The Originator’s Indemnity. (a) General Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, but subject to Sections 7.1(b) and 8.6, the Originator hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, all Persons referred to in Section 8.4 hereof, and all assigns, officers, members, managers, directors, shareholders, employees and agents of any of the foregoing (each an “Originator Indemnified Party”), from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document, any of the transactions contemplated thereby, or the ownership, maintenance or purchasing of the Receivables or in respect of or related to any Receivable or Related Assets or otherwise arising out of or relating to or in connection with the actions or inactions of any Outfront Party; excluding however (a) Originator Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that the Originator Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Originator Indemnified Party seeking indemnification or any material breach of the obligations of the Originator Indemnified Party under the Transaction Documents, (b) Taxes (other than Taxes that represent losses, claims, damages etc. arising from any non-Tax claim) and (c) Originator Indemnified Amounts constituting recourse with respect to a Receivable or the Related Asset by reason of bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor. Without limiting or being limited by the foregoing, the Originator shall pay on demand to each Originator Indemnified Party any and all amounts necessary to indemnify the Originator Indemnified Party from and against any and all Originator Indemnified Amounts relating to or resulting from any of the following (but excluding Originator Indemnified Amounts and Taxes described in clauses (a), (b) and (c) above (other than the Taxes specifically enumerated in clauses (xvi) and (xviii) below)):
(i)    the transfer by the Originator of any interest in any Receivable other than the sale or contribution, as applicable, of any Receivable and Related Assets to Buyer pursuant to this Agreement and the grant of a security interest or ownership interest in any Receivable and Related Assets to Buyer pursuant to this Agreement or the subsequent assignment to the Administrative Agent;
(ii)    any representation, warranty or statement made or deemed made by the Originator (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Originator pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;
(iii)    the failure of the Originator to comply with the terms of any Transaction Document, the Federal Assignment of Claims Act or any other Applicable Law or the nonconformity of any such Receivable or Related Assets with any such Applicable Law;
(iv)    the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Assets) transferred by the Originator, or purported to be transferred by the Originator, to Buyer pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person);
(v)    any attempt by any Person (including Buyer) to void the transfers by the Originator contemplated hereby under statutory provisions or common law or equitable action;
(vi)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivable and the other Related Assets in respect thereof, transferred by the Originator, or purported to be transferred by the Originator, to Buyer pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any subsequent time;
(vii)    any dispute, claim, offset or defense (other than discharge in bankruptcy) or other similar claim of the Obligor to the payment of any Receivable (including (x) a defense based on such Receivable, the related Contract, Agency Letter or the Related Assets not being a legal, valid and binding obligation of such

Obligor enforceable against it in accordance with its terms or (y) any dispute between an Advertiser Obligor and the related Agency Obligor as to which Person or Persons are obligated to make payment on a Receivable (whether before or after an Advertiser Obligor remits payment to an Agency Obligor)), or any other claim resulting from the sale of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness or relating to collection activities with respect to such Receivable;
(viii)    any failure of the Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to the Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Receivable;
(ix)    any products liability, environmental or other claim arising out of or in connection with any Receivable or Related Assets or other merchandise, goods or services which are the subject of or related to any Receivable or Related Assets;
(x)    the ownership, delivery, non‑delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Assets (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied);
(xi)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any purchase hereunder or in respect of any Receivable or other Related Assets or any related Contract;
(xii)    any failure of the Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(xiii)    any setoff with respect to any Receivable;
(xiv)    the failure by the Originator to notify any Obligor of the assignment pursuant to the terms hereof of any Receivable or Related Assets to Buyer (and subsequently, pursuant to the Receivables Purchase Agreement, to Administrative Agent for the benefit of Purchaser Parties) or the failure to require that all Collections of Receivables be deposited directly in a Lock-Box Account covered by a Lock-Box Agreement;
(xv)    any funds that are remitted by or on behalf of any Advertiser Obligor to an Agency Obligor with respect to any Sequential Receivable that are not subsequently remitted by or on behalf of such Agency Obligor to the Originator, the

Buyer, the Servicer or any other Person on their behalf within one hundred twenty (120) days of such receipt;
(xvi)    any Taxes imposed upon the Originator Indemnified Party or upon or with respect to the Receivables transferred by the Originator, or purported to be transferred by the Originator, to Buyer pursuant to this Agreement arising by reason of the purchase or ownership, contribution or sale of such Receivables (or of any interest therein) or Related Assets or any goods which secure any such Receivables or Related Assets;
(xvii)    any failure of the Originator to perform any of its respective duties or obligations under any Contract related to any Unperformed Receivable;
(xviii)    any loss arising, directly or indirectly, as a result of the imposition of sales or similar transfer type Taxes on or with respect to the Receivables or Related Assets (to the extent not duplicative of clause (xvi) above) or the failure by the Originator to timely collect and remit to the appropriate authority any such Taxes;
(xix)    any commingling of any Collections by the Originator relating to the Receivables or Related Assets with any of its own funds or the funds of any other Person (including the commingling of Collections of Receivables with Subject Collections);
(xx)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(xxi)    any failure by the Originator to obtain consent from any Obligor prior to the assignment of any Receivable and Related Assets pursuant to the terms of this Agreement;
(xxii)    any breach of any Contract as a result of the sale or contribution thereof or any Receivables related thereto pursuant to this Agreement;
(xxiii)    any inability of the Originator or Buyer to assign any Receivable or Related Asset as contemplated under the Transaction Documents; or the violation or breach by the Originator of any confidentiality provision, or of any similar covenant of non‑disclosure, with respect to any Contract, or any other Originator Indemnified Amount with respect to or resulting from any such violation or breach; or
(xxiv)    any other amount paid or payable pursuant to Section 5.02 or 14.04 of the Receivables Purchase Agreement.
(b)    After‑Tax Basis. Indemnification in respect of Taxes described in clauses (xvi) and (xviii) above shall be in an amount necessary to make the Originator Indemnified Party whole after taking into account any tax consequences to the Originator Indemnified

Party of the payment of any of the aforesaid Taxes and the receipt of the indemnity provided hereunder or of any refund of any such Tax previously indemnified hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits which is or was payable by the Originator Indemnified Party.
SECTION 7.2    Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless, then the Originator shall contribute to the amount paid or payable by the Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Originator Indemnified Party on the one hand and the Originator on the other hand but also the relative fault of the Originator Indemnified Party as well as any other relevant equitable considerations.
ARTICLE VIII

MISCELLANEOUS
SECTION 8.1    Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Originator therefrom shall in any event be effective unless the same shall be in writing and signed by Buyer, Administrative Agent and (if an amendment) the Originator, and if such amendment or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Originator may not amend or otherwise modify any other Transaction Document executed by it without the written consent of Buyer and Administrative Agent, and if such amendment or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing thereto.
SECTION 8.2    No Waiver; Remedies. No failure on the part of Buyer or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. If an Event of Termination has occurred and is continuing, Buyer (or Administrative Agent as assignee of Buyer’s rights hereunder) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Receivables and Related Assets)). The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Applicable Law. The Originator hereby consents to and agrees to be bound by the specific remedies provisions of Section 9.04 and 10.01 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis. Without limiting the foregoing, MUFG, individually and as Administrative Agent, and each Purchaser Party and Group Agent, and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by each of the parties hereto, at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of such party, against all due but unpaid obligations of such party, now or hereafter existing under this Agreement or any other Transaction Document (other than in respect of any repayment of Aggregate Capital or Interest by Buyer pursuant to the Receivables Purchase Agreement), to any Affected Person, any Originator Indemnified Party or any other Affected Person; provided, that any Set-off Party shall notify such party prior to or concurrently with any such set off.
SECTION 8.3    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication and electronic mail) and faxed or delivered to each party hereto, at its address set forth in Annex 2 or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail, courier or certified mail, when received, and (b) if transmitted by facsimile or electronic mail, when sent.
SECTION 8.4    Binding Effect; Assignment. The Originator acknowledges that institutions providing financing (by way of loans or purchases of Receivables or interests therein) pursuant to the Receivables Purchase Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Purchase Agreement. The Originator acknowledges that Buyer’s rights under this Agreement may be assigned to MUFG or another Purchaser under the Receivables Purchase Agreement, consents to such assignment and to the exercise of those rights directly by MUFG or another Purchaser to the extent permitted by the Receivables Purchase Agreement and acknowledges and agrees that MUFG, individually and as agent and Purchaser and the other Affected Persons and each of their respective successors and permitted assigns are express third party beneficiaries of this Agreement.
SECTION 8.5    Survival. The rights and remedies with respect to any breach of any representation and warranty made by the Originator or Buyer pursuant to Section 3.2, Article IV, the indemnification provisions of Article VII, and the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement and the provisions of Section 5.3(c) shall survive any termination of Media LLC as a party to this Agreement other than pursuant to a termination of this Agreement in its entirety.
SECTION 8.6    Costs, Expenses and Taxes. In addition to the rights of indemnification granted under Section 7 hereof, the Originator agrees to pay on demand: (a) all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and the fees and charges of any Rating Agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document and (b) all stamp, franchise and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Transaction Documents, and agrees to indemnify each Originator Indemnified Party and their respective Affiliates against any liabilities for, or resulting from any delay in paying (or failure to pay), such Taxes and fees. In addition, the Originator agrees to pay on demand all reasonable out-of-pocket and documented costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.
SECTION 8.7    Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
SECTION 8.8    Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF BUYER IN THE RECEIVABLES OR RELATED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 8.9    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 8.10    Consent to Jurisdiction; Waiver of Immunities. THE ORIGINATOR AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT:

(a)    IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
(b)    TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.
SECTION 8.11    Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 14.06 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis.
SECTION 8.12    No Proceedings. The Originator agrees, for the benefit of the parties to the Receivables Purchase Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any Insolvency Proceeding from the Closing Date until one year and one day after the Final Payout Date. In addition, all amounts payable by Buyer to the Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Receivables Purchase Agreement).
SECTION 8.13    No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of Buyer.
SECTION 8.14    Grant of Security Interest. It is the intention of the parties to this Agreement that the conveyance of the Originator’s right, title and interest in and to the Receivables, the Related Assets and all the proceeds of all of the foregoing to Buyer pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. Notwithstanding the foregoing, the Originator does hereby grant, to Buyer a security interest to secure the Originator’s obligations hereunder in all of the Originator’s now or hereafter existing right, title and interest in, to and under the Receivables and the Related Assets and that this Agreement shall constitute a security agreement under Applicable Law.

SECTION 8.15    Binding Terms in Other Transaction Documents. The Originator hereby makes for the benefit of Administrative Agent, each Purchaser, each other Secured Party, each of the representations, warranties, covenants, and agreements, and accepts all other binding terms, including the waiver of any rights, which are made expressly applicable to the Originator in any other Transaction Document, each as if the same (together with any provisions incorporated therein by reference) were set forth in full herein.
SECTION 8.16    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
OUTFRONT MEDIA LLC,
as Originator and as Servicer

By:_________________________________
Name:
Title:

OUTFRONT MEDIA RECEIVABLES LLC,
as Buyer

By:_________________________________
Name:
Title:

S-1    OUTFRONT Purchase and Sale Agreement

ANNEX 1
UCC DETAILS SCHEDULE

(1)	Outfront Media LLC:
(a)    Chief Executive Office

405 Lexington Avenue, 17th Floor
New York, NY 10174

(b)    Locations Where Records Are Kept

405 Lexington Avenue, 17th Floor
New York, NY 10174

(c)    Doing Business As Names; Changes in Location or Name

Name	Date
OS Baseline Inc., an Arizona corporation, Decade Communications Group, Inc., a Colorado corporation and Bench Advertising Company of Colorado, Inc., a Colorado corporation merged into Outdoor Systems, Inc., a Delaware corporation
June 24, 1998
Burma Acquisition Corp., a Delaware corporation merged into Outdoor Systems, Inc., a Delaware corporation	December 7, 1999
Outdoor Systems Inc. changed its name to Infinity Outdoor, Inc.	February 23, 2000
Infinity Outdoor, Inc. changed its name to Viacom Outdoor Inc.	August 28, 2001
Premere Media, Inc., an Illinois corporation merged into Vicom Outdoor Inc., a Delaware corporation	December 28, 2005
Viacom Outdoor Inc. changed its name to CBS Outdoor Inc.	December 29, 2005
National Advertising Company, a Delaware corporation merged into CBS Outdoor Inc., a Delaware corporation	December 22, 2006
OS Bus, Inc., a Georgia corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
San Francisco Walls, Inc., a California corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007

Annex 1, Page 1

Outdoor Systems (New York), Inc., a New York corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
OS Florida, Inc., a Florida corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
Infinity Outdoor of Florida Holding Co., a Delaware corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
Infinity Outdoor of Florida Inc., a Florida corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
CBS Outdoor Inc. converted to a limited liability company, CBS Outdoor LLC	June 20, 2013
CBS Outdoor LLC changed its name to Outfront Media LLC	November 20, 2014

(d)    Federal Taxpayer ID Number

46-4042148

(e)    Jurisdiction of Organization

Delaware

(f)    True Legal Name

Outfront Media LLC

(g)    Organizational Identification Number

2337422

Annex 1, Page 2

ANNEX 2
NOTICE INFORMATION
If to Originator, to the following, as applicable:
c/o OUTFRONT Media Inc.
405 Lexington Avenue, 17th Floor
New York, NY 10174
Attn: General Counsel; Chief Financial Officer
Tel: (212) 297-6400
Fax: (212) 297-6552
Email: richard.sauer@outfrontmedia.com; matthew.siegel@outfrontmedia.com

If to Buyer:

c/o OUTFRONT Media Inc.
405 Lexington Avenue, 17th Floor
New York, NY 10174
Attention:   General Counsel; Chief Financial Officer
Tel:  (212) 297-6400
Fax:(212) 297-6552
Email:   richard.sauer@outfrontmedia.com; matthew.siegel@outfrontmedia.com

With a copy to Purchaser and Administrative Agent at their respective addresses set forth in the Receivables Purchase Agreement.

Annex 2, Page 1

Exhibit 2.2
FORM OF NOTE
NON-NEGOTIABLE SUBORDINATED NOTE
as of [ ], 20__
FOR VALUE RECEIVED, the undersigned, Outfront Media Receivables LLC, a Delaware limited liability company (“Buyer”), promises to pay to Outfront Media LLC, a Delaware limited liability company (“Company”), as Originator, on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid purchase price of all Receivables and Related Assets purchased and to be purchased by Buyer pursuant to the Purchase and Sale Agreement through an increase in the principal amount of this Note. Such amount as shown in the records of the Servicer shall be rebuttable presumptive evidence of the principal amount owing under this note (this “Note”).
1.    Purchase and Sale Agreement. This Note is the Subordinated Note described in Section 2.3(e) of, and is subject to the terms and conditions set forth in, the Purchase and Sale Agreement, dated as of June 30, 2017 (as the same may be amended, supplemented, or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), among Company, the Servicer and Buyer. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of Buyer and Company. In the case of any conflict between the terms of this Note and the terms of the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control.
2.    Definitions; Interpretation. Capitalized terms used (but not defined) herein have the meanings ascribed thereto in (or by reference in) the Purchase and Sale Agreement, and this Note shall be interpreted in accordance with Section 1.2 of the Purchase and Sale Agreement. In addition, as used herein, the following terms have the following meanings:
“Final Maturity Date” means the date that falls one year and one day after the later of (a) the Purchase and Sale Termination Date and (b) the Final Payout Date.
“Junior Liabilities” means all obligations of Buyer to Company under this Note.
“Senior Interests” means (a) the security interest granted to Administrative Agent in the Collateral for the benefit of the Secured Parties pursuant to the Receivables Purchase Agreement, (b) the Aggregate Capital, (c) all Seller Obligations and (d) all other obligations of Buyer to the Senior Interest Holders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due on or before the Final Maturity Date.
“Senior Interest Holders” means, collectively, the Administrative Agent and the other Affected Persons and their permitted assigns.
“Subordination Provisions” is defined in Section 7 hereof.

Exhibit 2.2, Page 1

3.    Interest. Subject to the Subordination Provisions, interest shall accrue on the aggregate unpaid principal amount of this Note outstanding on each day at a variable rate determined to be a fair market rate from time to time by and between Buyer and Company, with reference to market conditions, which rate shall in no instance be lower than the sum of 1%, plus the Adjusted LIBOR.
4.    Interest Payment Dates. Subject to the Subordination Provisions, Buyer shall pay accrued interest on this Note for each Settlement Period on each Settlement Date (or on such earlier date as Buyer may elect from time to time) and on the Final Maturity Date (or, if any such day is not a Business Day, the next succeeding Business Day). Buyer also shall pay accrued interest on the principal amount of each prepayment hereof on the date of each such prepayment.
5.    Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.
6.    Principal Payment Dates. Subject to the Subordination Provisions, any unpaid principal of this Note shall be paid on the Final Maturity Date (or, if such date is not a Business Day, the next succeeding Business Day). Subject to the Subordination Provisions, the principal amount of and accrued interest on this Note may be prepaid on any Business Day without premium or penalty.
7.    Subordination Provisions. Buyer covenants and agrees, and Company, by its acceptance of this Note, likewise covenants and agrees, in each case, for the benefit of the other and for the benefit of the Senior Interest Holders, that the payment of all Junior Liabilities is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this Section 7 (the “Subordination Provisions”):
(a)    No payment or other distribution of Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Note except to the extent such payment or other distribution is (i) permitted under the Receivables Purchase Agreement or (ii) made pursuant to Sections 4 or 6 of this Note.
(b)    (i) In the event of any Event of Bankruptcy involving Buyer, and (ii) on and after the occurrence of the Purchase and Sale Termination Date, the Senior Interests (other than unasserted contingent indemnification obligations) shall first be paid in full and in cash before Company shall be entitled to receive and to retain any payment or distribution in respect of this Note. In order to implement the foregoing: (A) all payments and distributions of any kind or character in respect of this Note to which Company would be entitled except for this subsection 7(b) shall be made directly to Administrative Agent (for the benefit of the Senior Interest Holders); and (B) Company hereby irrevocably agrees that Administrative Agent, in the name of Company or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any proceeding related to such Event of Bankruptcy with respect to any and all claims of Company relating to this Note, in each case until the Senior Interests (other than unasserted contingent indemnification obligations) shall have been paid in full and in cash.

Exhibit 2.2, Page 2

(c)    In the event that Company receives any payment or other distribution of any kind or character from Buyer or from any other source whatsoever, in respect of this Note, other than as expressly permitted by the terms of this Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall immediately be turned over in cash by Company to Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests (other than unasserted contingent indemnification obligations) have been paid in full and in cash. All payments and distributions received by Administrative Agent in respect of this Note, to the extent received in or converted into cash, may be applied by Administrative Agent (for the benefit of the Senior Interest Holders) first, to the payment of any and all expenses (including, without limitation, attorneys’ fees and other legal expenses) paid or incurred by Administrative Agent or the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon the Junior Liabilities, and second, any balance thereof shall, solely as between the Company and the Senior Interest Holders, be applied by Administrative Agent toward the payment of the Senior Interests in a manner determined by Administrative Agent to be in accordance with the Receivables Purchase Agreement.
(d)    Upon the payment in full and in cash of all Senior Interests (other than unasserted contingent indemnification obligations), the Company shall be subrogated to the rights of the Senior Interest Holders to receive payments or distributions from Buyer that are applicable to the Senior Interests until this Note is paid in full and in cash.
(e)    These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Company, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Note is intended to or shall impair, as between Buyer, its creditors (other than the Senior Interest Holders) and the Company, Buyer’s obligation, which is unconditional and absolute, to pay this Note as and when the same shall become due in accordance with the terms hereof and of the Purchase and Sale Agreement or to affect the relative rights of the Company and creditors of Buyer (other than the Senior Interest Holders).
(f)    Company shall not, until the Senior Interests (other than unasserted contingent indemnification obligations) have been paid in full and in cash: (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Note, or any rights in respect thereof or (ii) convert this Note into an equity interest in Buyer, unless, in the case of each of clauses (i) and (ii) above, Company shall have received the prior written consent of Administrative Agent.
(g)    Company shall not commence, or join with any other Person in commencing, any proceedings related to an Event of Bankruptcy with respect to Buyer until at least one year and one day shall have passed since the Senior Interests (other than unasserted contingent indemnification obligations) shall have been paid in full and in cash.
(h)    If, at any time, any payment (in whole or in part) made with respect to any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in

Exhibit 2.2, Page 3

connection with any Event of Bankruptcy or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.
(i)    Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to Company, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.
(j)    Company hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon the Senior Interests, or any thereof, or any security therefor.
(k)    These Subordination Provisions constitute a continuing offer from Buyer to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.
8.    Cumulative Remedies; Amendments, Etc. No failure or delay on the part of Company in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by Buyer and Company and acknowledged and agreed to by Administrative Agent, and (b) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.
9.    Limitation on Interest. Notwithstanding anything in this Note to the contrary, Buyer shall never be required to pay unearned interest on any amount outstanding hereunder, and shall never be required to pay interest on the principal amount outstanding hereunder, at a rate in excess of the maximum interest rate that may be contracted for, charged or received without violating applicable federal or state law.
10.    Negotiation. This Note is not negotiable.

Exhibit 2.2, Page 4

11.    Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
12.    Captions. Paragraph captions used in this Note are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Note.
[Signature Follows]

Exhibit 2.2, Page 5

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the date hereof.
OUTFRONT MEDIA RECEIVABLES LLC

By:_____________________________________
Name:
Title:

Exhibit 2.2, Page 6

Exhibit 2.5
FORM OF PURCHASE REPORT

Originator:	Outfront Media LLC

Purchaser:	Outfront Media Receivables LLC

Delivery Date:	________________ ___, 20___

1.	Initial Unpaid Balance of Receivables sold or contributed during the preceding calendar month: $ __________
2.	Aggregate Purchase Price of Receivables sold or contributed during the preceding calendar month: $ __________

3.	Aggregate Purchase Price of Receivables sold or contributed during the preceding calendar month that was paid in cash: $ __________
4.	Aggregate Purchase Price of Receivables sold or contributed during the preceding calendar month that was paid by increasing the Subordinated Note: $ __________
[5.	Aggregate Purchase Price of Receivables sold or contributed during the preceding calendar month that was paid in the form of a capital contribution: $ __________]
6.	Buyer’s Net Worth on the last day of the preceding calendar month: $ __________
7.	Reductions in the Subordinated Note during the preceding calendar month: $ __________

Exhibit 2.5, Page 1

8.	Outstanding principal balance of the Subordinated Note on the last day of the preceding calendar month: $ __________

Exhibit 2.5, Page 2